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                                                                    EXHIBIT 11.1

                          POWER INTEGRATIONS, INC.
                STATEMENTS OF COMPUTATION OF PRO FORMA COMMON
                           SHARES AND EQUIVALENTS

                (in thousands, except for per share amounts)


                                                       Nine Months Ended
                                                         September 30,
                                     Year Ended      -----------------------
                                 December 31, 1996     1996           1997
                                 -----------------   --------       --------
PRIMARY

Net income (loss)                     $(1,341)       $ (1,287)      $ 2,370
                                      =======        ========       =======
Weighted average common shares
  outstanding                             853             847           874
Weighted average common equivalent
  shares:
    Weighted average preferred stock
      outstanding                       7,395           7,377         7,448
    Weighted average warrants
      outstanding                         -               -             477
    Common stock option grants            -               -             341
Adjustments to reflect requirements
  of the Securities and Exchange
  Commission's Staff Accounting
  Bulletin No. 83:
    Common stock issuances              1,016           1,016         1,016
    Common stock option grants            316             316           316
                                      -------        --------       -------
Pro forma total weighted average
  common shares and equivalents         9,580           9,556        10,475
                                      =======        ========       =======
Pro forma net income (loss) per
  share                               $ (0.14)        $ (0.13)      $  0.23
                                      =======        ========       =======
FULLY DILUTED

Net income (loss)                     $(1,341)       $ (1,287)      $ 2,370
                                      =======        ========       =======
Weighted average common shares
  outstanding                             853             847           874
Weighted average common equivalent
  shares:
    Weighted average preferred stock
      outstanding                       7,395           7,377         7,448
    Weighted average warrants
      outstanding                         -               -             474
    Common stock option grants            -               -             347
Adjustments to reflect requirements
  of the Securities and Exchange
  Commission's Staff Accounting
  Bulletin No. 83:
    Common stock issuances              1,016           1,016         1,016
    Common stock option grants            316             316           316
                                      -------        --------       -------
Pro forma total weighted average
  common shares and equivalents         9,580           9,556        10,475
                                      =======        ========       =======
Pro forma net income (loss) per
  share                               $ (0.14)        $ (0.13)      $  0.23
                                      =======        ========       =======